EXHIBIT 99.1

News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact:
Mark Oswald
(734) 855-3140

Media Contact:
John Wilkerson
(734) 855-3864
TRW Amends its Primary Credit Facility
LIVONIA, MICHIGAN, June 26, 2009 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today announced it has finalized an agreement with its lenders of its senior secured credit agreement. The amended $2.5 billion credit agreement is effective June 24, 2009 and includes revised financial covenant ratios beginning with the second quarter of 2009 and continuing through the third quarter of 2011. The Company sought the amendment in response to the current industry conditions including the unprecedented decline in global vehicle production.
Detailed information on the changes to the senior secured credit agreement including revised financial covenant ratios, revised pricing levels and expenses incurred can be found in the Company’s 8-K filing today.
About TRW
With 2008 sales of $15.0 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 26 countries and employs approximately 61,000 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trw.com.

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